NATIONAL BEVERAGE CORP.

CONTINUES

SHAREHOLDER ACCRUEMENT

FORT LAUDERDALE, FL, January 25, 2013 .. . . National Beverage Corp. (NASDAQ:FIZZ) announced today that it closed a private placement with a Management Group that includes a trust previously established by its Chairman and Chief Executive Officer, Nick A. Caporella. National Beverage sold 400,000 shares of Special Series D Preferred Stock to the Management Group for an aggregate purchase price of $20 million.

This sale is part of the program of shareholder enhancement that began with an announcement in November referencing a special dividend. A cash payment of $2.55 per share was paid on December 27, 2012.

“The pledge to continuously enhance shareholder value is reflected by the Board’s action today,” stated Nick A. Caporella. “Our balance sheet strength entitles our shareholders to a class of credit and provides the Company opportunistic advantages in many ways, certainly one of which is shareholder comfort and security.”

“Having a Management Group purchase this Special Preferred further enhances the alliance of management and shareholders. Who better knows the Company and the industry than those who have been part of National Beverage for many, many years? Most importantly, the cost and timeliness of this private placement aided the Company in its desire to have the January 26, 2013 balance sheet reflect the completion of this transaction. The Special Committee and the Board were assisted and advised by Houlihan Lokey Financial Advisors,” concluded Caporella.

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National Beverage Corp.

National Beverage’s iconic brands are the genuine essence . . . of America. Our company is highly innovative as a pace-setter in the changing soft-drink industry, featuring refreshment products that are geared toward the lifestyle/health-conscious consumer. Shasta® – Faygo® – Everfresh® and LaCroix® are aligned with Rip It® energy products to make National Beverage . . . America’s Flavor•Favorite – soft-drink company.

“Patriotism” – If Only We Could Bottle It!

Fun, Flavor and Vitality . . . the National Beverage Way

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include fluctuations in costs, changes in consumer preferences and other items and risk factors described in the Company's Securities and Exchange Commission filings and the Company disclaims an obligation to update any such factors or to publicly announce the results of any revisions to any forward-looking statements contained herein to reflect future events or developments. The securities referenced in this private placement have not been registered under the Securities Act of 1933.